Exhibit 10.6

EXECUTION VERSION

AMENDMENT NO. 2
TO THE TERM CREDIT AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of October 8, 2013, among 99¢ ONLY STORES (the “Borrower”), NUMBER HOLDINGS, INC. (“Holdings”), each other Loan Party party hereto, each Incremental Lender party hereto, each Lender party or consenting in writing hereto and ROYAL BANK OF CANADA (“Royal Bank”), as Administrative Agent (in such capacity, the “Administrative Agent”), to the Existing Credit Agreement (as defined below).  Unless otherwise indicated, capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

PRELIMINARY STATEMENTS:

(1)                                 Holdings, the Borrower, the Lenders party thereto, Royal Bank, as Administrative Agent and as Collateral Agent, and the other agents party thereto, entered into that certain $525,000,000 Credit Agreement dated as of January 13, 2012 (as amended by Amendment No. 1 to the Term Credit Agreement, dated as of April 4, 2012, and as may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date of this Amendment, the “Existing Credit Agreement”; as amended by this Amendment and as otherwise may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; and the Lenders party to the Existing Credit Agreement immediately prior to the effectiveness of this Amendment being the “Existing Lenders”).

(2)                                 The Borrower has requested (a) that the Lenders reduce the interest rates applicable to the Tranche B-1 Loans, which reduction in interest rates shall be effected by the exchange of Tranche B-1 Loans for Tranche B-2 Loans otherwise having the same terms (except as otherwise provided in this Amendment) as the Tranche B-1 Loans (the “Repriced Term Loans”), (b) Incremental Loans in an aggregate principal amount of $100,000,000 (the “New Term Loans”), which will be available on the Amendment Effective Date (as defined below), and which Incremental Loans shall constitute additional Tranche B-2 Loans under the Credit Agreement and (c) the other amendments to the Existing Credit Agreement set forth herein, in each case, on the terms and conditions set forth herein.

(3)                                 Each Existing Lender executing and delivering a commitment (a “Tranche B-2 Commitment”) in the form attached as Exhibit A hereto and electing the cashless settlement option therein (each such Lender in such capacity, a “Converting Lender” and, together with each other Person executing and delivering a Tranche B-2 Commitment and/or a New Term Loan Commitment (as defined below), the “Participating Lenders”) shall be deemed to have exchanged the aggregate outstanding amount of its Tranche B-1 Loans (or such lesser amount as the Lead Arranger may allocate and/or as such Converting Lender may specify in its Tranche B-2 Commitment) under the Existing Credit Agreement for an equal aggregate principal amount of Tranche B-2 Loans under the Credit Agreement.

(4)                                 Each lender party hereto with a commitment in respect of the New Term Loans (each, an “Incremental Lender”; and such Incremental Lender’s commitment in respect of the New Term Loans, the “New Term Loan Commitment” of such Incremental Lender) is willing to make New Term Loans in the amount set forth opposite such Incremental Lender’s name in Schedule I hereof.

(5)                                 The proceeds of the New Term Loans are intended to finance certain share repurchases of Holdings and/or its direct or indirect parents (which, for the avoidance of doubt, may take the form of Restricted Payments to a direct or indirect parent of the Borrower in order to (x) make such share repurchases, (y) to refinance indebtedness, in whole or in part, of such direct or indirect parent incurred to finance such share repurchases, or (z) effect a combination of the actions described in foregoing sub-clauses (x) and (y)) (the “Share Repurchase”) in an aggregate amount not to exceed $130.0 million.

(6)                                 With respect to the Repriced Term Loans, at the election of Royal Bank, in its capacity as lead arranger (in such capacity, the “Lead Arranger”), pursuant to Section 3.7 of the Existing Credit Agreement, to the extent that one or more Persons agree to act as fronting banks for the syndication of the Tranche B-2 Loans (such Persons in such capacity, the “Fronting Banks”), the Fronting Banks will purchase, and the applicable Existing Lenders will sell to the Fronting Banks, immediately prior to effectiveness of this Amendment, (A) Tranche B-1 Loans of Existing Lenders that do not execute and deliver a Tranche B-2 Commitment (the “Non-Participating Lenders”), (B) Tranche B-1 Loans of Existing Lenders that execute and deliver a Tranche B-2 Commitment and elect the cash settlement option therein and (C) Tranche B-1 Loans of Existing Lenders that execute and deliver a Tranche B-2 Commitment to the extent that such Existing Lenders have elected to exchange, or have been allocated by the Lead Arranger, an aggregate principal amount of Tranche B-2 Loans that is less than their outstanding principal amount of Tranche B-1 Loans (solely to the extent of such non-exchanged Tranche B-1 Loans) (the Tranche B-1 Loans described in the foregoing clauses (A), (B) and (C), collectively, and together with the New Term Loans, the “Reallocated Loans”).

(7)                                 To the extent there exist any Reallocated Loans (other than New Term Loans), such Reallocated Loans shall be exchanged by the Fronting Banks on a cashless settlement basis for an equal aggregate principal amount of Tranche B-2 Loans under the Credit Agreement and shall promptly thereafter be purchased by Participating Lenders (other than Converting Lenders (except to the extent a Converting Lender is purchasing additional Tranche B-2 Loans)) in accordance with such Participating Lenders’ respective Tranche B-2 Commitments and as allocated by the Lead Arranger.

Holdings, the Borrower, the Administrative Agent and the Participating Lenders have agreed to amend the Existing Credit Agreement on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.                            Amendments to the Existing Credit Agreement.  The Existing Credit Agreement is, effective as of the Amendment Effective Date (as defined below), hereby amended as follows:

(a)                                 Schedule I of the Existing Credit Agreement is amended by adding thereto the New Term Loan Commitments of the Incremental Lenders party hereto as set forth on Schedule I hereto.

(b)                                 Section 1.1 of the Existing Credit Agreement is amended by inserting the following new definitions in their correct alphabetical order:

“Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of October 8, 2013, among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” means the “Amendment Effective Date” under and as defined in Amendment No. 2.

“Exempt Permitted Sale-Leaseback Transaction” means a Permitted Sale-Leaseback Transaction involving a sale and leaseback of any asset acquired by the Borrower or any of its Restricted Subsidiaries after January 13, 2012.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

“Non-Exempt Permitted Sale-Leaseback Transaction” means a Permitted Sale-Leaseback Transaction involving a sale and leaseback of any asset owned by the Borrower or any of its Restricted Subsidiaries as of January 13, 2012.

“Share Repurchase” has the meaning specified in Amendment No. 2.

“Tranche B-2 Commitment” has the meaning specified in Amendment No. 2.

“Tranche B-2 Loan” means a Loan into which Tranche B-1 Loans are exchanged pursuant to Section 2.1(c) and, upon the Borrowing of the New Term Loans (as defined in Amendment No. 2) on the Amendment No. 2 Effective Date pursuant to Section 2.1(c), shall include such New Term Loans (as defined in Amendment No. 2).

(c)                                  The definitions of “Adjusted Eurocurrency Rate” and “All-In Yield” in Section 1.1 of the Existing Credit Agreement are in each case amended by replacing each reference to “1.25%” therein with “1.00%”.

(d)                                 The definition of “Applicable Margin” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Applicable Margin” means a percentage per annum equal to, (a) in the case of Initial Loans, (i) for Eurocurrency Rate Loans, 5.50%, and (ii) for Base Rate Loans, 4.50%, (b) in the case of Tranche B-1 Loans, (i) for Eurocurrency Rate Loans, 4.00%, and (ii) for Base Rate Loans, 3.00%, and (c) in the case of Tranche B-2 Loans, (i) for Eurocurrency Rate Loans, 3.50%, and (ii) for Base Rate Loans, 2.50%.

(e)                                  (i) Clause (a) of the definition of “Available Amount” in Section 1.1 of the Existing Credit Agreement is amended by adding the following proviso to the end thereof immediately before the reference therein to “plus”:

“; provided that, after giving effect to the Share Repurchase, such amount shall be reset at $20,000,000;” and

(ii) clause (b) of the definition of “Available Amount” in Section 1.1 of the Existing Credit Agreement is amended by adding the following proviso to the end thereof immediately before the reference therein to “plus”:

“; provided that, from and after March 31, 2013, such amount shall equal 50% of Consolidated Net Income of the Borrower for the period (taken as one accounting period) from March 31, 2013 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of determination (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit);”.

(f)                                   Clause (2)(c) of the definition of “Excess Cash Flow” in Section 1.1 of the Existing Credit Agreement is amended by inserting the following at the end thereof:

“and in each case excluding any prepayments or repayments of Tranche B-1 Loans made in connection with the exchange or refinancing of such Loans for or with Tranche B-2 Loans pursuant to Amendment No. 2”.

(g)                                  The definition of “Payment Conditions” in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“Payment Conditions” means, at any time of determination, that (a) no Event of Default exists immediately prior to the making of the subject Specified Payment or would thereafter result from the making of the subject Specified Payment and (b) the Fixed Charge Coverage Ratio of the Borrower as of the end of the most recently ended Test Period for which internal financial statements are available shall be at least 2.00 to 1.00, after giving Pro Forma Effect to such Specified Payment (including a pro forma application of the net proceeds therefrom), and, in each case, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, (A) certifying that no Event of Default exists immediately prior to the making of the subject Specified Payment or would thereafter result from the making of such subject Specified Payment and (B) setting forth a reasonably detailed calculation of such Fixed Charge Coverage Ratio.

(h)                                 The definition of “Repricing Transaction” in Section 1.1 of the Existing Credit Agreement is amended by inserting “or Tranche B-2 Loans” immediately after “Tranche B-1 Loans” in each instance in which it appears therein.

(i)                                     The definition of “Rollover Investor Put” in Section 1.1 of the Existing Credit Agreement is amended and restated as follows:

“Rollover Investor Put” means the put right held by certain members of the Management Group pursuant to each such member’s employment agreement with the Borrower, or the agreement by any such members to sell Equity Interests in the Borrower or its direct or indirect parent to the Borrower or its direct or indirect parent.

(j)                                    Section 1.7 of the Existing Credit Agreement is amended by adding “and the Fixed Charge Coverage Ratio” immediately after each reference to “Senior Secured Leverage Ratio” therein.

(k)                                 Section 2.1 of the Existing Credit Agreement is amended by adding the following new clause (c) thereto:

“(c)                            Subject to the terms and conditions set forth herein, (i) each Converting Lender (as defined in Amendment No. 2) severally agrees to exchange, on the Amendment No. 2 Effective Date, the aggregate principal amount of its Tranche B-1 Loans (or such lesser amount as the Lead Arranger (as defined in Amendment No. 2) may allocate and/or as such Converting Lender may specify in its Tranche B-2 Commitment) for a like principal amount of Tranche B-2 Loans, on the terms and subject to the conditions set forth in Amendment No. 2 and (ii) each Incremental Lender (as defined in Amendment No. 2) severally agrees to make to the Borrower a single loan denominated in Dollars equal to such Lender’s New Term Loan Commitment (as defined in Amendment No. 2) on the Amendment No. 2 Effective Date.  Amounts borrowed, converted or exchanged under this Section 2.1(c) and repaid or prepaid may not be reborrowed.  Tranche B-2 Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.”

(l)                                     Section 2.4(a) of the Existing Credit Agreement is amended by inserting the following immediately prior to the proviso thereto:

“and excluding prepayments or repayments of Tranche B-1 Loans made in connection with the exchange or refinancing of such Loans for or with Tranche B-2 Loans pursuant to Amendment No. 2”.

(m)                             Section 2.4(b)(i) of the Existing Credit Agreement is amended by inserting the following sentence at the end of such Section:

“Notwithstanding anything to the contrary herein or in any other Loan Document, the provisions of this Section 2.4(b)(i) shall not apply to any Net Cash Proceeds realized or received by the Borrower or any Restricted Subsidiary from any Exempt Permitted Sale-Leaseback Transaction.”

(n)                                 Section 2.4(b)(ii) of the Existing Credit Agreement is amended by deleting clause (ii) in its entirety and replacing it with the following:

“(ii)                            (A) With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale (other than a Permitted Sale-Leaseback Transaction) or any Recovery Event and (B) with respect to (1) 100% of $50,000,000 of Net Cash Proceeds realized or received by the Borrower or any of its Restricted Subsidiaries following the Effective Date from one or more Non-Exempt Permitted Sale-Leaseback Transactions and (2) without duplication of the amount in the foregoing clause (1), 50% of an additional $50,000,000 of Net Cash Proceeds realized or received by the Borrower or any of its Restricted Subsidiaries following the Effective Date from one or more Non-Exempt Permitted Sale-Leaseback Transactions, in each case, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within 450 days following receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of intent to reinvest by the Borrower to the Administrative Agent, and subject to clause (d) of this Section 2.4, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.4.  Notwithstanding anything to the contrary herein or in any other Loan Document, the provisions of this Section 2.4(b)(ii) shall not restrict in any manner the application or use of any Net Cash Proceeds realized or received by the Borrower or any Restricted Subsidiary from any Exempt Permitted Sale-Leaseback Transaction.”

(o)                                 Section 2.6 of the Existing Credit Agreement is amended by (i) renumbering clause (c) thereto as clause (d) and (ii) inserting the following as a new clause (c) thereto:

“, (c) on the last Business Day of each March, June, September and December, commencing with the last Business Day of December, 2013, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Tranche B-2 Loans outstanding on the Amendment No. 2 Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.3)”.

(p)                                 Section 2.15 of the Existing Credit Agreement is amended and restated in its entirety as follows:

“SECTION 2.15        Loan Repricing Protection.  In the event that, on or prior to the date that is one year after the Amendment No. 2 Effective Date, the Borrower

(a) makes any prepayment of Tranche B-2 Loans in connection with any Repricing Transaction or (b) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (i) in the case of clause (a), a prepayment premium of 1.0% of the principal amount of the Tranche B-2 Loans being prepaid and (ii) in the case of clause (b), a payment equal to 1.0% of the aggregate principal amount of the applicable Tranche B-2 Loans outstanding immediately prior to such amendment.  Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.”

(q)                                 The preamble to Article V of the Existing Credit Agreement, and Sections 5.12 and 5.18 of the Existing Credit Agreement, are each amended by inserting “and the Amendment No. 2 Effective Date” immediately after “the Amendment No. 1 Effective Date” in each instance in which it appears therein.

(r)                                    Section 5.15 of the Existing Credit Agreement is amended by inserting the following at the end thereof:

“On the Amendment No. 2 Effective Date immediately after giving effect to the transactions contemplated by Amendment No. 2, the Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.”

(s)                                   Section 7.2(f) of the Existing Credit Agreement is amended by replacing the reference to “Total Leverage Ratio” therein with “Fixed Charge Coverage Ratio”.

(t)                                    Section 9.6(n) of the Existing Credit Agreement is amended and restated in its entirety as follows:

“(n)                           Restricted Payments by the Borrower, including to a direct or indirect parent of the Borrower, for the purpose of funding the repurchase of Equity Interests pursuant to the Rollover Investor Put in an aggregate amount not to exceed $37,500,000;”

(u)                                 Section 9.14 of the Existing Credit Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.

(v)                                 Each of Sections 12.1(b) and 12.1(c) of the Existing Credit Agreement is amended by adding “or Fixed Charge Coverage Ratio” immediately after each reference to “Senior Secured Leverage Ratio” therein.

(w)                               The Lenders hereby agree that clause (vi) of the proviso to Section 2.12(a) shall not apply with respect to the incurrence of the New Term Loans on the Amendment No. 2 Effective Date.

(x)                                 For purposes of clause (c) of the definition of “Scheduled Termination Date” in Section 1.1 of the Credit Agreement, the “Scheduled Termination Date” and final maturity date of the Tranche B-2 Loans (to the extent that such Loans are not extended pursuant to Section 2.13 of the Credit Agreement) shall be the date that is seven years after the Effective Date.

In consideration for the amendments contained herein, the Borrower hereby agrees that the Restricted Payments made to fund the Share Repurchase shall be applied to the exceptions contained in Section 9.6 of the Credit Agreement in the following order (in each case, to the full extent that Restricted Payments are available thereunder at the time of determination (or, in the case of the following clause third, as of March 30, 2013)): first, to Section 9.6(f); second, to Section 9.6(n); third, to Section 9.6(l); fourth, to Section 9.6(k); and fifth, to Section 9.6(l).

SECTION 2.                            Refinancing and Incremental Amendment.  (a)  In each case for all purposes of the Credit Agreement and each of the other Loan Documents, (i) this Amendment shall constitute a “Refinancing Amendment” and an “Incremental Amendment”, (ii) the Repriced Term Loans shall constitute “Other Loans” and “Credit Agreement Refinancing Indebtedness”, (iii) the Lenders’ commitments in respect of the Tranche B-2 Loans shall constitute “Other Commitments” and (iv) the New Term Loans shall constitute “Incremental Loans”.

(b)                                 Upon the funding of the New Term Loans on the Effective Date, (i) the New Term Loans shall automatically and without further action by any Person constitute Tranche B-2 Loans for all purposes of the Credit Agreement and the other Loan Documents, (ii) the scheduled amortization payments in respect of the Tranche B-2 Loans under Section 2.6 of the Existing Credit Agreement shall be automatically ratably increased by the aggregate principal amount of the New Term Loans and (iii) the Administrative Agent shall take any and all action as may be reasonably necessary to ensure that the New Term Loans are included in each Borrowing and repayment of Tranche B-2 Loans on a pro rata basis.

(c)                                  Each Incremental Lender party hereto hereby acknowledges and agrees that it has a New Term Loan Commitment in the amount set forth opposite such Incremental Lender’s name on Schedule I to this Amendment and agrees to make New Term Loans on the Amendment Effective Date in accordance with Section 2.1 of the Credit Agreement.  From and after the Amendment Effective Date, (a) each Incremental Lender shall be a Lender for all purposes under the Credit Agreement and the other Loan Documents and (b) the New Term Loan Commitment of each Incremental Lender party hereto shall be a Commitment for all purposes under the Credit Agreement and the other Loan Documents.

SECTION 3.                            Conditions to Effectiveness.

(a)                                 This Amendment shall become effective as of the first date (the “Amendment Effective Date”) when, and only when, each of the following conditions have been satisfied (or waived) in accordance with the terms therein:

(i)                                     The Administrative Agent shall have received counterparts of this Amendment executed by Holdings, the Borrower, the other Loan Parties and the Administrative Agent.

(ii)                                  The Administrative Agent shall have received fully executed and delivered Tranche B-2 Commitments from Participating Lenders representing (A) 100% of the aggregate outstanding principal amount of Tranche B-1 Loans and (B) 100% of the aggregate outstanding principal amount of the New Term Loan Commitments.

(iii)                               The Borrower shall have paid, for the ratable account of each Existing Lender, all accrued and unpaid interest in respect of the Tranche B-1 Loans owing to each Existing Lender (and it is hereby acknowledged by the parties to this Amendment that this Amendment constitutes notice of such payment in accordance with the terms of the Existing Credit Agreement).

(iv)                              The Borrower shall have paid (A) all reasonable, documented and invoiced fees payable to Royal Bank as agreed in writing between Royal Bank and the Borrower and (B) all reasonable fees, expenses and disbursements of Paul Hastings LLP, as counsel for the Administrative Agent, incurred in connection with the preparation, negotiation and execution of this Amendment to the extent invoiced at least three (3) Business Days prior to the date hereof.

(v)                                 (A) On and as of the Amendment Effective Date, both immediately before and immediately after giving effect to the effectiveness of this Amendment and the exchange or refinancing of Tranche B-1 Loans for or with Tranche B-2 Loans and the incurrence of New Term Loans, (1) the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document shall be true and correct in all material respects; provided that, to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; and provided, further that, any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (2) no Default or Event of Default shall exist, or would result from the execution and delivery of this Amendment or the exchange or refinancing of Tranche B-1 Loans for or with Tranche B-2 Loans and the incurrence of the New Term Loans and (B) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying as to the matters set forth in this Section 3(a)(v) and Section 3(a)(vii) below.

(vi)                              The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party dated as of the Amendment Effective Date and certifying that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Borrowing of the New Term Loans, and that such resolutions have not been modified, rescinded or amended and are in full force and effect.

(vii)                           The conditions precedent to the incurrence of Incremental Loans pursuant to Section 2.12 of the Existing Credit Agreement shall have been satisfied.

(viii)                        The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a Consolidated basis, immediately after giving effect to the effectiveness of this Amendment and the making of the New Term Loans on the Amendment Effective Date and the other transactions contemplated hereby (including the Share Repurchase), are Solvent.

(ix)                              All actions shall have been taken as the Administrative Agent shall have reasonably requested to ensure that the New Term Loans and Repriced Loans shall have a perfected security interest in the Collateral of the type and priority described in each applicable Collateral Document, including delivery to the Administrative Agent of (A) one or more mortgage amendments, supplements or restatements in form and substance reasonably satisfactory to the Administrative Agent (the “Mortgage Amendments”) with respect to the Mortgages, duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing and recording in all applicable filing or recording offices and (B) fully-paid title searches and update endorsements to the Administrative Agent’s Mortgage Policies, each in form and substance reasonably satisfactory to, and to the extent requested by, the Administrative Agent; provided that, if any of the items required pursuant to this clause (ix) in respect of the Mortgaged Properties shall not be delivered on or prior to the Amendment Effective Date after the Loan Parties’ use of commercially reasonable efforts to deliver same, then such items may be delivered on a date reasonably agreed by the Administrative Agent after the Amendment Effective Date.

(x)                                 The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and, if any such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance to the extent required pursuant to the Credit Agreement.

(xi)                              The Borrower shall have executed and delivered to the Administrative Agent and the Lead Arranger a syndication consent letter in form and substance reasonably acceptable to the Administrative Agent and the Lead Arranger.

(xii)                           All conditions to effectiveness contained in Section 2 of that certain Amendment No. 2 to the $175,000,000 Credit Agreement, dated as of October 8, 2013, among the Borrower, Holdings, the loan parties party thereto, each lender party thereto and Royal Bank, as Administrative Agent (as defined therein), other than the condition set forth in Section 2(d) thereof, shall have been, or concurrently with the effectiveness of this Amendment be, satisfied (or waived).

(xiii)                        The Administrative Agent shall have received, on behalf of itself and the Lenders, dated the Amendment Effective Date, a favorable written opinion of Proskauer Rose, LLP, special counsel for the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent.

(xiv)                       The Participating Lenders shall have received on or prior to the Amendment Effective Date, all documentation and other information reasonably requested by them in writing at least four (4) Business Days prior to the Amendment Effective Date in order to allow the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(b)                                 On the Amendment Effective Date, upon the satisfaction of the conditions set forth in Section 3(a) hereof:

(i)                                     With respect to each Converting Lender:

(A)                               the outstanding amount of Tranche B-1 Loans of such Converting Lender (or such lesser amount as may be allocated by the Lead Arranger and/or specified by such Converting Lender in its Tranche B-2 Commitment) shall be deemed to be exchanged for an equal outstanding amount of Tranche B-2 Loans under the Credit Agreement; and

(B)                               for purposes of Section 12.1 of the Existing Credit Agreement, each Converting Lender shall be deemed to have consented to this Amendment and the amendment of the Existing Credit Agreement contemplated hereby.

(ii)                                  The exchange of outstanding Tranche B-1 Loans for Tranche B-2 Loans by Converting Lenders shall be effected by book entry in such manner, and with such supporting documentation, as may be reasonably determined by the Administrative Agent.

(c)                                  To the extent there exist any Non-Participating Lenders, such Non-Participating Lenders shall be replaced (and the Tranche B-1 Loans of such Non-Participating Lenders shall be assumed) by one or more Converting Lenders pursuant to Section 3.7 of the Existing Credit Agreement as directed by the Lead Arranger.  To the extent that this Section 3(c) cannot be effected or otherwise at the election of the Lead Arranger, each Participating Lender (other than a Converting Lender (except to the extent such Converting Lender is purchasing additional Tranche B-2 Loans)) shall severally advance Tranche B-2 Loans in Dollars on the Amendment No. 2 Effective Date in accordance with its Tranche B-2 Commitment (or such lesser amount as the Lead Arranger may allocate and/or as such Participating Lender may specify in its Tranche B-2 Commitment).  Such funding of Tranche B-2 Loans shall be deemed, automatically and without further act by any Person, to constitute a simultaneous (A) Borrowing by the

Borrower of Tranche B-2 Loans pursuant to Section 2.1(c) of the Credit Agreement and (B) prepayment of Tranche B-1 Loans of Non-Participating Lenders pursuant to Section 2.3(a) of the Existing Credit Agreement, and such Participating Lenders shall be Lenders for all purposes of the Credit Agreement and the other Loan Documents.

(d)                                 On or prior to the Amendment Effective Date, the Lenders (including Existing Lenders) shall sell and purchase Tranche B-1 Loans, and make and receive payments, in immediately available funds, among themselves (and the Fronting Banks, if applicable), as directed by the Lead Arranger, in order to permit the exercise of Section 3.7 and the penultimate paragraph of Section 12.1 of the Existing Credit Agreement.  All such sales and purchases shall be deemed to have been made in accordance with Section 3.7, the penultimate paragraph of Section 12.1 and Section 12.2 of the Existing Credit Agreement and are hereby ratified and confirmed.

(e)                                  To the extent there exist any Reallocated Loans, promptly following the Amendment Effective Date (but not later than 30 days following the Amendment Effective Date), each Participating Lender (other than a Converting Lender (except to the extent a Converting Lender is purchasing additional Tranche B-2 Loans)) shall purchase Reallocated Loans from the Fronting Banks as directed by the Lead Arranger in accordance with such Participating Lender’s Tranche B-2 Commitment and/or New Term Loan Commitment and as allocated by the Lead Arranger.  Except to the extent otherwise agreed by the Fronting Banks, such purchases and sales of Reallocated Loans shall be made on a ratable basis among the Fronting Banks.

SECTION 4.                            Consent and Affirmation of the Loan Parties.  Each Loan Party (prior to and after giving effect to this Amendment) hereby consents to the amendment of the Existing Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Existing Credit Agreement, this Amendment or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended or modified by this Amendment.  For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests granted by such Loan Party in favor of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the obligations of the Loan Parties under the Credit Agreement and the other Loan Documents as and to the extent provided in the Loan Documents.

SECTION 5.                            Representations and Warranties.  (a) Each Loan Party represents and warrants, on and as of the Amendment Effective Date, that: (i) it has the corporate or other organizational power to execute and deliver this Amendment, and all corporate or other organizational action required to be taken by it for the execution, delivery and performance by it of this Amendment and the consummation of the transactions contemplated hereby has been taken; (ii) this Amendment has been duly authorized, executed and delivered by it; and (iii) no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is required to be obtained by it in connection with the execution and delivery of this Amendment, except for such actions, consents, approvals, registrations or filings as have been taken or the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Loan Party hereby represents and warrants that, on and as of the Amendment Effective Date, both immediately before and immediately after giving effect to this Amendment, no Default has occurred and is continuing.

SECTION 6.                            Reference to and Effect on the Credit Agreement.

(a)                                 On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof’ or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended and otherwise modified by this Amendment.

(b)                                 The Credit Agreement, as specifically amended and otherwise modified by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.  This Amendment shall be a “Loan Document” for purposes of the definition thereof in the Credit Agreement.

(c)                                  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document.

SECTION 7.                            Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8.                            Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

SECTION 9.                            Headings.  Section headings are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

SECTION 10.                     Severability.  In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired hereby.

SECTION 11.                     Notices; Successors; Waiver of Jury Trial.  All communications and notices hereunder shall be given as provided in the Credit Agreement; provided that each of the Administrative Agent and the Lenders party hereto waive any notice, demand or other communication required to request or make a prepayment and borrowing of Loans (including Incremental Loans).  The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.  Each of the parties hereto irrevocably waives trial by jury in any action or proceeding with respect to this Amendment or any other Loan Document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective authorized officers as of the date first above written.

NUMBER HOLDINGS, INC.,
as Holdings

By:	/s/ Frank Schools
Name:	Frank Schools
Title:	Senior Vice President, Chief Financial Officer

99¢ ONLY STORES,
as the Borrower

By:	/s/ Frank Schools
Name:	Frank Schools
Title:	Senior Vice President, Chief Financial Officer

99 CENTS ONLY STORES TEXAS, INC.,
as a Guarantor

By:	/s/ Frank Schools
Name:	Frank Schools
Title:	Senior Vice President, Chief Financial Officer

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ James S. Wolfe
Name:	James S. Wolfe
Title:	Managing Director
Head of US Leveraged Finance

ROYAL BANK OF CANADA,
as Incremental Lender

By:	/s/ James S. Wolfe
Name:	James S. Wolfe
Title:	Managing Director
Head of US Leveraged Finance

Schedule I

New Term Loan Commitments

Incremental Lender	New Term Loan Commitment
Royal Bank of Canada	$100,000,000
Total	$100,000,000

Exhibit A
Form of Tranche B-2 Commitment

Date:                           , 2013

Royal Bank of Canada, as Administrative Agent
4th Floor, 20 King Street West
Toronto, Ontario M5H 1C4
Attention:                                         Manager, Agency Service Group
Facsimile:                                         (416) 842-4023

99¢ Only Stores
4000 Union Pacific Avenue
City of Commerce, CA 90023
Attention:                                         Frank Schools

Tranche B-2 Commitment

Ladies and Gentlemen:

Reference is made to Amendment No. 2 (the “Amendment”) to that certain $525,000,000 Credit Agreement, dated as of January 13, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; and as amended by the Amendment and as otherwise may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among 99¢ Only Stores (the “Borrower”), Number Holdings, Inc., the lenders party thereto, Royal Bank of Canada, as administrative agent, and the other agents party thereto.  Unless otherwise specified herein, capitalized terms used but not defined herein are used as defined in the Amendment.

By delivery of this Tranche B-2 Commitment, each of the undersigned (each a “Participating Lender”), hereby irrevocably consents to the Amendment and the amendment of the Existing Credit Agreement contemplated thereby and (check as applicable):

For Existing Lenders:

☐                                    Cashless Settlement Option.  Hereby elects, upon the Amendment Effective Date, to exchange the outstanding amount of Tranche B-1 Loans of such Participating Lender (or such lesser amount specified on the schedule below or as may be allocated by the Lead Arranger) for an equal outstanding amount of Tranche B-2 Loans under the Credit Agreement.

☐                                    Cash Settlement Option.  Hereby elects to have the outstanding amount of Tranche B-1 Loans of such Participating Lender (or such lesser amount specified on the schedule below) repaid or purchased and agrees to purchase, on or prior to the date that is 30 days following the Amendment Effective Date, Tranche B-2 Loans up to the amount set forth on the schedule below (or such lesser amount as may be allocated by the Lead Arranger).

☐                                    Additional Tranche B-2 Loans.  Hereby agrees to purchase, on or prior to the date that is 30 days following the Amendment Effective Date, additional Tranche B-2 Loans up to the amount set forth on the schedule below (or such lesser amount as may be allocated by the Lead Arranger).

New Lenders:

☐                                    Hereby agrees to purchase, on or prior to the date that is 30 days following the Amendment Effective Date, Tranche B-2 Loans up to the amount set forth on the schedule below (or such lesser amount as may be allocated by the Lead Arranger).

Name of Participating Lender*	Outstanding Amount of Existing Tranche B-1 Loans	Amount to be Exchanged for Tranche B-2 Loans and/or Purchased†	Lender Requires Cash Settlement (Y/N)
	$	$
	$	$
	$	$

Very truly yours,

,

By:
Name:
Title:

*  Include each sub-fund that is a lender of record, to the extent applicable.

†  If providing an increase in commitments, insert aggregate amount of converted loans plus the desired increase in commitments.

,

By:
Name:
Title: